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                                                                    EXHIBIT 11.2


                               VARITY CORPORATION
                    PRIMARY EARNINGS PER SHARE COMPUTATIONS
                 (Dollars in millions except per share amounts)



                                                                     Six months ended July 31,
                                                                    ---------------------------
                                                                        1994          1993
                                                                    ------------  -------------

Income before discontinued operation, extraordinary
  loss and cumulative effect of changes in accounting principles..      $  47.8        $  28.2

Preferred stock dividend entitlements.............................         (1.2)          (9.2)
                                                                        -------        -------

Income attributable to common stockholders before
  discontinued operation, extraordinary loss and
  cumulative effect of changes in accounting principles (A).......         46.6           19.0

Earnings (loss) from discontinued operation (B)...................         27.6           (1.1)

Extraordinary loss (C)............................................            -           (1.7)

Cumulative effect of changes in accounting principles (D).........            -         (146.1)
                                                                        -------        -------

Net income (loss) attributable to common stockholders (E).........      $  74.2        $(129.9)
                                                                        =======        =======

Weighted average shares of common stock outstanding
  during the period (in thousands)................................       43,967         32,198

Common stock equivalents:
  Common stock options............................................          471            312
  Long-term incentive plans.......................................            9             31
                                                                        -------        -------

Primary weighted average shares of common stock
  outstanding during the period (F)...............................       44,447         32,541
                                                                        =======        =======

Primary income (loss) per share of common stock:

  Before discontinued operation, extraordinary loss and
    cumulative effect of changes in accounting principles (A/F)...      $  1.05        $   .58

  Discontinued operation (B/F)....................................          .62           (.03)

  Extraordinary loss (C/F)........................................            -           (.05)

  Cumulative effect of changes in accounting principles (D/F).....            -          (4.49)
                                                                        -------        -------

  Net income (loss) (E/F).........................................      $  1.67        $ (3.99)
                                                                        =======        =======

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Note: Fully diluted earnings per share computations are not presented as no significant dilution exists.